UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 17, 2009

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

(exact name of registrant as specified in charter)

Maryland	000-51199	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (630) 218-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

As previously disclosed, on October 15, 2007, Inland Western Retail Real Estate Trust, Inc. (the “Company”) entered into an unsecured credit agreement with KeyBank National Association and other financial institutions for up to $225 million with an optional unsecured borrowing capacity of $75 million, for a total unsecured borrowing capacity of $300 million.  The agreement has an initial term of three years with a one-year extension option.  The line of credit required interest-only payments monthly on the outstanding balance at the rate equal to the London InterBank Offered Rate or LIBOR plus 80 to 125 basis points depending on the ratio of our net worth to total recourse indebtedness.  The Company was also required to pay, on a quarterly basis, fees ranging from 0.125% to 0.20%, per annum, on the average daily undrawn funds under this agreement.  The credit agreement requires compliance with certain covenants, such as debt service ratios, minimum net worth requirements, distribution limitations and investment restrictions.

On April 17, 2009, the Company entered into an amendment to the credit agreement.  As disclosed in the Company’s annual report on Form 10-K filed on March 31, 2009, the terms of the amendment to credit agreement call for:

•                  a reduction of the aggregate commitment from $225 million to $200 million at closing;

•                  an initial collateral pool secured by first priority liens (assignment of partnership interests to be converted to mortgage liens within 90 days of closing) in eight retail assets valued at approximately $200 million;

•                  the requirement that the maximum advance rate on the appraised value of the initial collateral pool be 80% beginning September 30, 2009;

•                  pay down of the line from net proceeds of asset sales;

•                  an assignment of corporate cash flow in the event of default;

•                  an increase in debt service to LIBOR (3% floor) plus 3.50%;

•                  an increase in the unused fees to 0.35% or to 0.50% depending on the undrawn amount;

•                  the requirement for a comprehensive collateral pool subject to certain financial covenants related to loan-to-value and debt service coverage (secured by mortgage interests in each asset) beginning March 31, 2010;

•                  an agreement to prohibit redemptions of our common shares and limit the common dividend to no more than the minimum level necessary to remain in compliance with the REIT regulations until March 31, 2010; and

•                  customary fees associated with the modification.

In exchange for these changes, certain of the financial covenants under the credit agreement have been modified, namely the leverage, consolidated minimum net worth and fixed charge coverage covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
(Registrant)

	By:	/s/ Steven P. Grimes
Steven P. Grimes
Date: April 22, 2009		Chief Operating Officer, Chief Financial Officer and Treasurer